Exhibit 5.1

November 15, 2007

BEA Systems, Inc.

2315 North First Street

San Jose, CA 95131

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 15, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 45,000,000 shares of your Common Stock reserved for issuance under the 2006 Stock Incentive Plan and 11,949,287 shares of your Common Stock reserved for issuance under the 1997 Employee Stock Purchase Plan (together, the “Stock Plans”). Such shares of Common Stock are referred to herein as the “Shares.”

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Stock Plans. It is our opinion that, when issued and sold in the manner referred to in the Stock Plans and pursuant to the standard agreements which accompany any sale under the Stock Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours, Wilson Sonsini Goodrich & Rosati Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.